UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2008
BIOHEART, INC.

(Exact name of registrant as specified in its charter)

Florida	1-33718	65-0945967

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13794 NW 4th Street, Suite 212, Sunrise, Florida	33325

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 835-1500
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (d) On October 23, 2008, Bioheart, Inc. appointed Alan P. Timmins to serve as a member of its Board of Directors until the Company’s 2009 Annual Meeting of Shareholders or until his successor is duly elected and qualified. The addition of Mr. Timmins brings the Board’s membership to eight. Mr. Timmins was also appointed to the Audit Committee of the Board effective as of the same date.
     From 1992 through September 2008, Mr. Timmins served in a variety of roles at AVI BioPharma, Inc., a publicly traded company which develops therapeutic products for the treatment of life-threatening diseases, including as President from May 2000 to September 2008, as Chief Operating Officer from October 1996 to September 2008 and as Executive Vice President and Chief Financial Officer from 1992 to May 2000. Mr. Timmins also served as a member of AVI BioPharma’s Board of Directors from 1997 through October 2007. Mr. Timmins received a B.B.A. in Accounting and Management from the University of Portland and an M.B.A. from Stanford University. He is a Certified Public Accountant (inactive).
     Mr. Timmins did not receive any compensation upon his appointment to the Board, but he is eligible to participate in the various compensation plans available to other members of the Board. There are no arrangements or understandings pursuant to which Mr. Timmins was selected as a director.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 28, 2008

BIOHEART, INC.
By:	/s/ William H. Kline
William H. Kline
Chief Financial Officer

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